Exhibit 99.1

News Release	Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: April 17, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Partners Agrees to Sell Its Interests in the Geismar Olefins Facility to NOVA Chemicals for $2.1 Billion; Announces Long-Term Feedstock Supply and Transportation Agreements with NOVA Chemicals

•	Proceeds to be used to pay down debt and pre-fund capital investments; transaction strengthens credit profile

•	Transaction reduces Williams Partners’ commodity and operational risks

•	Long-term fee-for-service agreements to supply and transport feedstock to the plant on Williams Partners’ Bayou Ethane pipeline system retain the partnership’s pipeline revenue which aligns with Williams’ strategy to grow fee-based revenues

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) announced today that it has agreed to sell 100 percent of its membership interest in Williams Olefins LLC, which owns an 88.46 percent undivided ownership interest in the Geismar, Louisiana, olefins plant and associated complex, to NOVA Chemicals for $2.1 billion in cash subject to customary closing conditions.

Additionally, upon closing of the transaction, Williams Partners subsidiaries will enter into long-term supply and transportation agreements with NOVA Chemicals to provide feedstock to the Geismar olefins plant via Williams Partners’ Bayou Ethane pipeline system in the U.S. Gulf Coast. These agreements secure a meaningful long-term fee-based revenue stream for the partnership.

“The Williams Olefins transaction and these announced new supply and transportation agreements fortify our focus on natural gas market fundamentals, reduce our commodity margin exposure and secure our fee-based Gulf Coast transportation business - all consistent with Williams’ strategy to allocate capital to its core, natural gas-focused business,” said Alan Armstrong, chief executive officer of Williams Partners’ general partner. “When the Williams Olefins transaction closes, we expect to be at 97 percent fee-based revenues driven largely by natural gas volumes. Today’s announcements further strengthen our financial position to support Williams’ peer-leading, low-risk growth portfolio.”

Williams Partners plans to use the cash proceeds from the Williams Olefins transaction to pay off its $850 million term loan and to fund a portion of the capital and investment expenditures that are a part of the partnership’s extensive growth portfolio. Williams expects that for federal tax purposes, any taxable gain generated from the transaction will be sheltered by its net operating loss carry-forwards. As a result of today’s Williams Olefins transaction announcement, Williams Partners plans to update its financial guidance at its Analyst Day event on May 11.

Armstrong added, “Geismar has been a part of Williams since 1999, and I appreciate the hard work and dedication of the Geismar team through the years. The Geismar team including our olefins marketing team will be a great asset to NOVA as they expand their presence in the Gulf Coast. We now look forward to helping NOVA grow profitably here in the Gulf Coast by providing highly reliable feedstock supply via our recently expanded Bayou Ethane Pipeline network. This transaction allows both companies to pursue their focused strategies in a mutually beneficial manner.”

The Williams Olefins transaction is expected to close in summer 2017. Closing is subject to customary closing conditions and regulatory approvals. Morgan Stanley & Co. LLC acted as the lead financial adviser to Williams Partners on the transaction. Centerview Partners LLC acted as a co-adviser to Williams Partners on the transaction. Gibson, Dunn & Crutcher LLP and Kean Miller LLP served as legal advisers to Williams Partners on the transaction.

About Williams Partners

Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

About NOVA Chemicals

NOVA Chemicals develops and manufactures chemicals and plastic resins that make everyday life safer, healthier and easier. Our employees work to ensure health, safety, security and environmental stewardship through our commitment to sustainability and Responsible Care®. NOVA Chemicals, headquartered in Calgary, Alberta, Canada, is a wholly owned subsidiary of the International Petroleum Investment Company (IPIC) of the Emirate of Abu Dhabi, United Arab Emirates.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.

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